Exhibit 99.1

 ADE Corporation Posts Net Income Record For Third Straight Quarter;
  Company Grows Revenue by 28% and Net Income by 218% Year-Over-Year

    WESTWOOD, Mass.--(BUSINESS WIRE)--March 1, 2005--ADE Corporation (Nasdaq: ADEX) today reported its financial results for the third quarter of fiscal 2005 ended January 31, 2005.
    Revenue grew to $29.5 million in the third quarter of fiscal 2005, up slightly from $29.3 million in the second quarter of fiscal 2005 and up 28 percent from $23.1 million in the third quarter of fiscal 2004. ADE set another Company record by generating $6.4 million in net income, or $0.45 per diluted share, for the third quarter of fiscal 2005. This compares with the previous record set in the second quarter of fiscal 2005 of $6.3 million, or $0.44 per diluted share, and represents an increase of 218 percent from $2.0 million, or $0.14 per diluted share, for the year-ago quarter.
    "ADE performed exceptionally well in the third quarter as the Company met the high end of its revenue guidance and set another record for net income," said Dr. Chris L. Koliopoulos, ADE's president and chief executive officer. "Manufacturers remained committed to their 300mm capacity expansion plans, and production of these next-generation wafers continues to accelerate, particularly in Japan and Korea. ADE benefited from this trend by posting a solid quarter of 300mm metrology and inspection tool bookings, which significantly exceeded the North American Semiconductor Equipment average book-to-bill ratio of 0.80 for this period."
    "ADE also made noteworthy inroads as a supplier of metrology and inspection equipment to the semiconductor device segment as we executed on our strategy to diversify our revenue base," Dr. Koliopoulos continued. "In fact, more than 25 percent of our bookings for the third quarter came from this segment of the market. Several of these orders came from new customers, providing ADE with a greater number of reference accounts and an opportunity to build a larger recurring revenue base in this segment of the market. A growing number of manufacturers are now benefiting from the technological and cost-of-ownership benefits that ADE tools can deliver, which bolsters our confidence that we will continue to build our share of this market segment going forward."
    ADE's backlog increased 32 percent to $48.2 million on January 31, 2005 from $36.6 million on January 31, 2004. Gross margin was 53 percent for the third quarter of fiscal 2005, up from 51 percent for the third quarter of fiscal 2004. ADE generated more than $14.6 million in positive cash flow for the third quarter of fiscal 2005, including $4.4 million from the sale of our Newton facility and the remainder from operations. This resulted in a balance of $64.8 million in cash and cash equivalents, the highest level for the Company since October 1998. This cash balance is up 29 percent sequentially from $50.2 million on October 31, 2004 and is up 56 percent from $41.6 million at the end of fiscal 2004.
    ADE Chief Financial Officer Brian James said, "By virtually all financial measures, this was a great quarter for ADE and its shareholders. The Company not only reached a seven-year high for revenue, it also generated impressive operating margins of 21 percent, added significantly to its cash balance and improved its backlog. During the past two years, we have more than quadrupled our cash balance as we have steadily grown sales and consistently enhanced the leverage in our operating model. During the first nine months of fiscal 2005, ADE also has distinguished itself by earning $1.25 per share."

    Looking Ahead

    "We anticipate that ADE will be closing fiscal 2005 with a solid record of financial performance," added Dr. Koliopoulos. "Our success is being fueled by the continuing expansion in 300mm wafer capacity coupled with ADE's position as a primary supplier of metrology and inspection equipment to bare wafer manufacturers. We continue to expand our total available markets by leveraging ADE's patented technology into new products. In the spring of 2005, we will be unveiling our next-generation tools for micro-particle inspection and defect classification for bare wafer suppliers and semiconductor device manufacturers supporting the 65nm and 45nm generations."
    "Consistent with the current semiconductor capital equipment spending environment and as we reported last quarter, near-term visibility remains somewhat limited and order activity has slowed from the level we were experiencing at the beginning of the fiscal year," Dr. Koliopoulos continued. "However, our third-quarter book-to-bill ratio of 1.0 remained steady on a sequential basis, providing us with cautious optimism as we close out this year with record financial performance."
    For the fourth quarter of fiscal 2005, the Company anticipates that revenues will be in the range of $27 million to $30 million. Gross margins are expected to be in the range of 52 percent to 54 percent. Based on these factors and the expectation of higher commissions in the period, the Company expects to report earnings in the range of $0.35 to $0.40 per share for the fourth quarter of fiscal 2005. This earnings per share guidance assumes 14.4 million weighted average shares outstanding for the period ending April 30, 2005.

    Conference Call Reminder

    ADE will host a conference call and webcast on March 2, 2005 at 8:30 a.m. Eastern Time (ET) to discuss these financial results. To participate in the webcast, please visit the "Investor Relations" section of the ADE website, located at www.ade.com. A replay of the call will be available on the website two hours after the completion of the conference call and will continue to be available for a period of one year.

    About ADE Corporation

    ADE Corporation is a leading supplier of metrology and inspection systems for the semiconductor wafer, semiconductor device, magnetic data storage and optics manufacturing industries. The Company's systems analyze and report product quality at critical manufacturing steps for yield enhancement, providing quality certification data that is relied upon by semiconductor wafer, device and computer disk manufacturers. The Company's systems also are used for production measurements in the semiconductor chip fabrication process. To learn more about ADE, visit the Company's Web site at www.ade.com, which is not a part of this release.

    This news release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Those statements that make reference to the Company's expectations, predictions, assumptions, plans and anticipations should be considered forward-looking statements. These statements include, but are not limited to, those associated with the Company's ability to commercialize new products by the end of fiscal 2005, the need for 200mm and 300mm manufacturers to increase capacity, and the Company's financial performance for the fourth quarter and full fiscal year, as well as other statements under "Looking Ahead" in the news release. These statements involve risks and uncertainties including those associated with the strength of the semiconductor, data storage and device markets; wafer pricing and wafer demand; the results of its product development efforts; the success of ADE's product offerings to meet customer needs within the timeframes required by customers in these markets; the Company's growth in backlog and enhanced operating leverage; the Company's ability to generate strong gross margins; optimism based on the Company's book-to-bill ratio; and the potential of rapidly slowing order flow. ADE disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Further information on potential factors that could affect ADE Corporation's business is described in the Company's reports on file with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended April 30, 2004.


                           ADE CORPORATION
       UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
               (In thousands, except per share amounts)

                                     Three months       Nine months
                                        ended              ended
                                      January 31         January 31
                                   ----------------- -----------------

                                     2005     2004     2005     2004
                                   -------- -------- -------- --------

Revenue                            $29,505  $23,129  $87,107  $62,401
Cost of revenue                     13,969   11,430   40,904   32,184
                                   -------- -------- -------- --------
Gross profit                        15,536   11,699   46,203   30,217
                                   -------- -------- -------- --------
Operating expenses:
   Research and development          4,130    3,688   11,412   11,090
   Marketing and sales               2,715    3,006    9,000    7,420
   General and administrative        2,413    3,432    7,940    8,094
   Restructuring charges                 -        -        -      393
                                   -------- -------- -------- --------
Total operating expenses             9,258   10,126   28,352   26,997
                                   -------- -------- -------- --------
Income from operations               6,278    1,573   17,851    3,220
Gain on sale of long-term
 investment                              -        -        -    1,729
Gain on sale of marketable
 securities                              -      398        -      398
Interest and other income
 (expense), net                        275       61      390      (42)
                                   -------- -------- -------- --------
Income before provision for
 (benefit from) income taxes and
 equity in net earnings of
 affiliated companies                6,553    2,032   18,241    5,305
Provision for (benefit from) income
 taxes                                 117       11      444     (174)
                                   -------- -------- -------- --------
Income before equity in net
 earnings of affiliated companies    6,436    2,021   17,797    5,479
Equity in net earnings of
 affiliated companies                    -        -        -       48
                                   -------- -------- -------- --------
Net income                          $6,436   $2,021  $17,797   $5,527
                                   ======== ======== ======== ========

Basic earnings per share             $0.46    $0.15    $1.27    $0.40
Diluted earnings per share           $0.45    $0.14    $1.25    $0.39

Weighted average shares outstanding
 - basic                            14,065   13,934   14,038   13,859
Weighted average shares outstanding
 - diluted                          14,285   14,250   14,276   14,077



                           ADE CORPORATION
            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                            (In thousands)

                                                    January    April
                                                       31,       30,
                                                      2005      2004
Assets
Cash and cash equivalents                           $64,803   $41,560
Marketable securities                                   884     1,084
Accounts receivable, net                             19,273    13,604
Inventories                                          30,474    32,745
Other current assets                                  1,211     1,068
                                                   --------- ---------
    Total current assets                            116,645    90,061

Fixed assets, net                                     9,642    10,829
Investments                                             499       499
Restricted cash                                         631       637
Other assets                                          1,996     6,449
                                                   --------- ---------
     Total assets                                  $129,413  $108,475
                                                   ========= =========

Liabilities and Stockholders' Equity
Total current liabilities                           $19,787   $17,089
Deferred gain on sale-leaseback                       1,524     1,609
Long-term debt                                        3,476     3,608
Total stockholders' equity                          104,626    86,169
                                                   --------- ---------
     Total liabilities and
       stockholders' equity                        $129,413  $108,475
                                                   ========= =========

    CONTACT: ADE Corporation
             Brian James, 781-467-3500
             Executive VP and Chief Financial Officer